                                                                 EXHIBIT 2.2

                               FIRST AMENDMENT TO
                             CONTRIBUTION AGREEMENT


                  THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT, dated as of December 23, 1998 (this "First Amendment"), is by and among ROOSEVELT BLVD. CO., INC., a Pennsylvania corporation ("RBC"), RONALD RUBIN, GEORGE RUBIN, GERALD BROKER, LEONARD B. SHORE, JOSEPH CORADINO, LEWIS M. STONE, PATRICIA BERNS, EDWARD GLICKMAN, DOUGLAS GRAYSON and JUDITH GARFINKEL (collectively the "Limited Partners," and collectively with RBC, the "Contributors," and each, a "Contributor"), PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, an unincorporated association in business trust form created under Pennsylvania law pursuant to a Trust Agreement dated December 27, 1960, as last amended and restated on December 16, 1987 ("PREIT"), and PREIT ASSOCIATES, L.P., a Delaware limited partnership ("PREIT Associates").

                  WHEREAS, the Contributors, PREIT and PREIT Associates have executed that certain Contribution Agreement relating to Northeast Tower Center, Philadelphia, Pennsylvania dated as of July 30, 1997 (the "Contribution Agreement");

                  WHEREAS, Section 2(c) of the Contribution Agreement describes certain terms relating to the acquisition by PREIT Associates of the Bradlees Property (as defined therein);

                  WHEREAS, Schedule A to the Contribution Agreement ("Schedule A") sets forth certain terms relating to the consideration to be paid by PREIT and PREIT Associates to the Contributors in connection with the transactions contemplated by the Contribution Agreement; and

                  WHEREAS, the parties hereto wish to amend Section 2(c) of the Contribution Agreement and to amend and restate Schedule A as provided herein.

                  NOW, THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  SECTION 1. Amendment to Section 2(c) of Contribution Agreement. Section 2(c) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

                      (c) The Bradlees Property. The Contributors hereby assign, transfer and convey to the Partnership or its nominee all of their right, title and interest in and to the right to purchase Parcel 2 on the Plan (the "Bradlees Property") from State Street Bank and Trust Company as Owner Trustee ("State Street") in accordance with a certain Agreement of Sale between Roosevelt II Associates, L.P., as purchaser, and State Street, as seller, dated October 12, 1998 (the "Agreement of Sale"). The Partnership hereby assumes the obligations of the Contributors and RAII, L.P. under the Agreement of Sale, and shall pay or reimburse to RAII, L.P. (or if so directed, the Contributors) at Closing by wire transfer in immediately available funds the $100,000 deposit paid by RAII, L.P. thereunder. The Partnership shall acquire fee title to the Bradlees Property pursuant to the Agreement of Sale for the purchase price thereunder. In consideration of the Contributor's assignment of the Agreement of Sale to the Partnership, the Partnership also hereby assumes the obligations of Buyer under that certain letter agreement with First American Title Insurance Company dated December 23, 1998, and pursuant thereto, the Partnership shall, concurrently with the closing under the Agreement of Sale, deposit in escrow with First American Title Insurance Company the sum of $450,000 pursuant to the letter agreement. The Contributors agree that, in the event the lease relating to the Bradlees Theater Space (as defined in Schedule A hereto) is terminated because existing restrictions on the property prohibit the tenant thereunder from constructing a movie theatre, the Contributors shall pay to the tenant of such lease the amount of liquidated damages required to be paid to such tenant that exceeds $135,000.

                  SECTION 2. Amendment to Section 3(a) of Contribution Agreement. Section 3(a) of the Contribution Agreement is hereby amended by deleting the last sentence of Section 3(a), which reads: "Upon the closing of an exercise of any option specific in Section 2(c), the Partnership shall issue to the applicable Contributors the number of Class A Units specified in Section 2(c)."

                  SECTION 3. Amendment to Schedule A. Schedule A is hereby amended and restated in its entirety to read as attached hereto (the attached Schedule A has been marked to reflect changes from the original Schedule A).

                  SECTION 4. Contribution Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all of the terms and conditions of the Contribution Agreement (including, without limitation, Section 3(b) thereof) shall remain in full force and effect. All references to the Contribution Agreement in any other document or instrument shall be deemed to mean such Contribution Agreement as amended by this First Amendment. The parties hereto agree to be bound by the terms and obligations of the Contribution Agreement, as amended by the First Amendment, as though the terms and obligations of the Contribution Agreement were set forth herein.

                  SECTION 5.  Power of Attornery.

                  (a) Each of the Contributors, by signing this First Amendment, and notwithstanding anything to the contrary contained in the Limited Partnership Agreements of RA, L.P. or RAII, L.P., hereby irrevocably constitutes and appoints each of Ronald Rubin, George Rubin and Edward Glickman (the "Attorneys in Fact") as his, her or its true and lawful attorney-in-fact, with full power of substitution, for the purpose of performing all acts necessary or proper to complete the contribution transactions contemplated under the Contribution

Agreement, including without limitation the Closing, the Home Depot
Closing and the Second Closing (collectively, the "Contribution Transactions"), with each of the Attorneys in Fact having full power and authority in each Contributor's name, place and stead, to:

                           (i) Execute, acknowledge, deliver, swear to, file and
record with the appropriate public offices such certificates, instruments and documents, including without limitation assignments of partnership interest, certificates, non-imputation affidavits, closing statements or settlement sheets, which the Attorneys in Fact deem necessary or appropriate to carry out the provisions of, and to complete the Contribution Transactions pursuant to, the Contribution Agreement.

                           (ii) Expend such sums as may be necessary or proper,
in order to complete the Contribution Transactions.

                           (iii) Demand and recover all money, Class A Units and
other consideration which may become due and owing to the Contributors by reason of the Contribution Transactions.

                  (b) Notwithstanding anything contained in Section 5 to the contrary, nothing contained in this Section 5 shall be deemed or construed to give the Attorneys in Fact any right, power or authority, without first obtaining the approval of the Contributors, to agree to any further amendment of the Contribution Agreement.

                  (c) Either of the Attorneys in Fact named and appointed above may and is hereby authorized to exercise any of the powers or perform any of the acts described above without the joinder or consent of the other, it being the express intent of the Contributors that each of the individuals named and appointed as Attorneys in Fact shall possess full power of attorney to act for the Contributors and in their names as set forth above.

                  (d) The power of attorney given in this Section 5 shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of each of the Contributors. In recognition of the fact that each of the Contributors will be relying on the powers of the Attorneys in Fact to act as contemplated by this Section 5, this power of attorney shall be deemed to be coupled with an interest, and shall to the fullest extent permitted by applicable law, survive the bankruptcy, death, disability or incompetency of each of the Contributors.

                  SECTION 6. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. For purposes of this First Amendment, a telecopy of an executed counterpart shall constitute an original.

                  SECTION 7. Governing Law. This First Amendment is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws.

                  SECTION 8. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Contribution Agreement.

                  SECTION 9. Bradlees Property Transfer Tax. Schedule 9.1(c) of the Contribution Agreement is hereby amended to reflect the following:

                  (a) It is acknowledged that transfer tax on the Deed for the Bradlees Property has been calculated on the basis of the transfer tax value of $3,001,000.

                  (b) To the extent that either the Commonwealth of Pennsylvania and/or the City of Philadelphia successfully maintains that the transfer tax value is in excess of $3,001,000, each Contributor will indemnify and hold harmless the Buyer Indemnified Persons for the amount of any transfer taxes which are ultimately payable upon a transfer tax value in excess of $3,001,000 and all interest and penalties, pursuant to and subject to the provisions of, Section 9 of the Contribution Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.


ROOSEVELT BLVD. CO., INC.


By: /s/ Douglas Grayson
    -----------------------
Name:  Douglas Grayson
Title:  Vice President


 /s/ Ronald Rubin                                     /s/ Leonard B. Shore
---------------------------                          ---------------------------
Ronald Rubin                                         Leonard B. Shore


 /s/ George Rubin                                     /s/ Joseph Coradino
---------------------------                          ---------------------------
George Rubin                                         Joseph Coradino


 /s/ Lewis M. Stone                                   /s/ Pat Berns
---------------------------                          ---------------------------
Lewis M. Stone                                       Pat Berns


 /s/ Edward Glickman                                  /s/ Douglas Grayson
---------------------------                          ---------------------------
Edward Glickman                                      Douglas Grayson


 /s/ Judith Garfinkel                                 /s/ Gerald Broker
---------------------------                          ---------------------------
Judith Garfinkel                                     Gerald Broker







          [Signature Page to First Amendment to Contribution Agreement]

PENNSYLVANIA REAL ESTATE
INVESTMENT TRUST


By: /s/ Jeffrey A. Linn
   ----------------------
   Name:  Jeffrey A. Linn
   Title: Vice President-Acquisitions and Secretary


PREIT ASSOCIATES, L.P.

By: Pennsylvania Real Estate
    Investment Trust, its general
    Partner


By: /s/ Jeffrey A. Linn
   --------------------
   Name:  Jeffrey A. Linn
   Title: Vice President-Acquisitions and Secretary

                                   Schedule A

                                       to

                             Contribution Agreement

                                   relating to

               Northeast Tower Center, Philadelphia, Pennsylvania

          1. Certain Definitions. For purposes of this Schedule A, the following capitalized terms shall have the following meanings:

                  "Adjusted Cash Flow" means the amount of pro forma Rental Income to be received by either or both of the Project Partnerships during the first 12-months following the date on which such Adjusted Cash Flow is being calculated under a lease of space within the Shopping Center to a Credit Tenant less the sum of: (i) a replacement reserve of $0.25 per square foot of facilities built to suit (provided, that such replacement reserve shall be eliminated if the Bradlees Theater Space is leased to General Cinema or a Credit Tenant under an unsubordinated ground lease); (ii) the management fees allocable to such space that are payable by either of the Project Partnerships in respect of such 12-month period (or if there is no management contract in effect or if the management contract is with TRO, an amount equal to 4% of such Rental Income) to the extent not reimbursed by tenants; (iii) all common area administrative or overhead charges to the extent not included in the management fee or reimbursed by tenants; (iv) all pro forma Operating Expenses to be incurred by either of the Project Partnerships in respect of such 12-month period that are directly attributable to such space, to the extent such Operating Expenses are not required to be reimbursed by the Credit Tenant under the terms of such lease; and (v) 3% of such Rental Income (in respect of a vacancy reserve), except that there shall be a 5% vacancy reserve with respect to portions of the Shopping Center which are leased to tenants other than Home Depot. If a lease provides for no rent or reduced rent during all or a portion of the aforementioned 12- month period, the base rent under the lease (before periodic step-ups) shall be pro-rated and straight-lined over the initial lease term (excluding option periods), and on that basis, Rental Income for the aforementioned 12-month period will be calculated.

                  "Applicable Ownership Percentage" means 100%.

                  "Appraised Value" means an amount that the Special Committee (as defined in the TRO Contribution Agreement) and RBC, Inc. agree represents the fair market value (the "Fair Value") of specified space within the Shopping Center or undeveloped, but developable, land within the boundaries of the real estate owned or ground leased by the Project Partnerships as of the Closing Date ("Developable Land") or, if RBC,Inc. and the Special Committee are unable to agree upon the Fair Value within 30 days of the Closing Date, Fair Value shall be determined by the following appraisal process. If RBC,Inc. and the Special Committee have been unable to agree upon the Fair Value of space within the Shopping Center or of the Developable Land that is to be valued based on its "Appraised Value," then, each of RBC, Inc. and the Special Committee shall have the right to institute an appraisal procedure to determine the Fair Value by so notifying the other party in writing. Within ten days after the notice is received by the other party, both parties shall, jointly nominate and appoint one appraiser who shall make a determination of the Fair Value of such space. If RBC,Inc. and the Special Committee fail to jointly agree on the nomination and appointment of one appraiser within said ten (10) day period, each of such parties shall then nominate and appoint one appraiser within fifteen (15) days after the end of the initial ten (10) day period and give notice of such appointment to the other party. Upon the appointment of the two appraisers as aforesaid, the two appraisers so appointed shall jointly make a determination of the Fair Value of such space. If either party fails to appoint an appraiser within said fifteen (15) day period, the appraiser appointed by the other party shall make the determination of the Fair Value. If the two appraisers are unable to agree upon a determination of the Fair Value of such space within fifteen (15) days after the appointment of the second appraiser, the two appraisers shall jointly nominate and appoint a third appraiser within fifteen (15) days after the expiration of said fifteen
(15) day period and give written notice of such appointment to both parties. In the event the two appraisers fail to appoint such third appraiser within said fifteen (15) day period, either party may thereafter apply to the United States District Court for the Eastern District of Pennsylvania for the appointment of such third appraiser. The third appraiser shall make a determination of the Fair Value. In the event the three appraisers are unable to agree upon a determination of the Fair Value of such space within fifteen (15) days after the appointment of the third appraiser, then the Fair Value shall be an amount equal to the average of the three values contained in the respective written appraisals submitted by the appraisers. The appraisers shall make their determination in writing and give notice thereof to both parties. Each appraiser shall afford both parties a hearing and the right to submit evidence, with the privilege of cross-examination in connection with its determination of the Fair Value. In the event any appraiser appointed as aforesaid shall die or become unable or unwilling to act before completion of the appraisal, such appraiser's successor shall be appointed in the same manner as provided above. Notwithstanding anything in this definition to the contrary, within thirty days after the Closing Date, the Partnership and the Contributors shall jointly nominate and appoint one appraiser who shall make a determination of the Fair Value of the Three Acre Parcel. Any appraiser appointed hereunder shall (x) be independent of both parties (and of all persons and entities with interest in either party); (y) have not less than five (5) years' experience in the appraisal of real property; and (z) hold the professional designation M.A.I., or if the M.A.I. ceases to exist, a comparable designation from an equivalent professional appraiser organization. All appraisal fees and expenses shall be borne equally by the Partnership and RBC,Inc. In determining Fair Value, the appraisers will be instructed to take into consideration, inter alia, any sums payable by tenants to the Project Partnership, including rent and all other cash flows, other than Reimbursements.

                  "Attributable Debt" means the Applicable Ownership Percentage of the aggregate amount of (i) all indebtedness and liabilities of RAII, L.P. as of the Closing Date other than indebtedness being entirely amortized and serviced out of payments being made by Credit Tenants under Purchase Leases and for which recourse is limited solely to the property that is the subject of such leases, (ii) Attributable Expenditures made by the Partnership at any time after July 30, 1997 and by either the Partnership or RAII, L.P. at any time after the Closing Date and on or before the Excepted Space Closing Date, and (iii) interest at the rate of 10% per annum on all Attributable Expenditures made by RAII, L.P. and the Partnership at any time after the Closing Date and on or before the Excepted Space Closing Date; provided, however, that liabilities of RAII, L.P. shall not be deemed to constitute Attributable Debt to the extent such liabilities are taken into account in adjusting the consideration payable to the Contributors in accordance with Section 8.1 above; provided further, however, that Attributable Debt shall be reduced by the amount of the net proceeds received by RAII, L.P. from the sale of any of the Excepted Space.

                  "Attributable Expenditure" means any expenditure (other than Bradlees Attributable Expenditures and expenditures made with the proceeds of any indebtedness described in subclause (i) of the definition of Attributable Debt), incurred by RAII, L.P. or the Partnership in connection with the Shopping Center other than the Bradlees Property, including, without limitation, leasing and development fees, professional fees, site work and demolition expenses, real estate taxes, insurance, common area maintenance contributions, construction costs and tenant allowances provided, that Attributable Expenditures shall not include the attorneys' fees and expenses of either the Partnership's or the Contributors' attorneys incurred in connection with the Closing, the Home Depot Closing or the Second Closing.

                  "Bradlees Attributable Debt" means the Applicable Ownership Percentage of the aggregate amount of (i) Bradlees Attributable Expenditures made by the Partnership at any time after July 30, 1997 and by either the Partnership or RAII, L.P. after the Closing Date and on or before the Bradlees Theater Space Closing Date, and (iii) interest at the rate of 10% per annum on all Bradlees Attributable Expenditures made by RAII, L.P. and the Partnership at any time after the Closing Date and on or before the Bradlees Theater Space Closing Date.

                  "Bradlees Attributable Expenditure" means any expenditure (other than Attributable Expenditures) incurred by RAII, L.P. or the Partnership in connection with the Bradlees Property, including, without limitation, leasing and development fees, professional fees, site work and demolition expenses, real estate taxes, insurance, common area maintenance contributions, construction costs and tenant allowances, all costs incurred in the acquisition of the Bradlees Property and the amount of liquidated damages (not to exceed $135,000), if any, required to be paid to the tenant of the lease relating to the Bradlees Theater Space if such lease is terminated by such tenant because existing restrictions on the property prohibit the tenant from constructing a movie theater; provided, that Bradlees Attributable Expenditures shall not include the attorneys' fees and expenses of either the Partnership's or the Contributors' attorneys incurred in connection with the Closing.

                  "Bradlees Retail G-2 Space Closing Date" means December 31, 1999.

                  "Bradlees Retail G-2 Space Issuance Date" means the thirtieth day (or, if such day is not a business day, the first business day following such thirtieth day) following the Bradlees Retail G-2 Space Closing Date.

                  "Bradlees Retail G-2 Space Value" means an amount (not less than zero) equal to: (i) the Applicable Ownership Percentage of the product of
(x) 10 and (y) the Adjusted Cash Flow with respect to the lease relating to the Bradlees Retail G-2 Space, calculated as of the Bradlees Retail G-2 Space Closing Date, minus (ii) the portion of Bradlees Attributable Debt that was not used to reduce Bradlees Theater Space Value.

                  "Bradlees Property" has the meaning provided in Section 2(c) of the Contribution Agreement.

                  "Bradlees Space" means the Bradlees Theater Space and the Bradlees Retail G-2 Space.

                  "Bradlees Retail G-2 Space" means the 17,000 +/- square foot portion of the Bradlees Property designated as Retail G-2 on the plan layout attached hereto as Exhibit "A".

                  "Bradlees Theater Space" means the 80,000 +/- square foot portion of the Bradlees Property intended to be leased to a theater tenant and designated as "Movie Theater" on the plan layout attached hereto as Exhibit "A".

                  "Bradlees Theater Space Closing Date" means the first date on which the Bradlees Theater Space is subject to a lease executed on or before December 31, 1999 with, and has become Occupied, and rent is being paid, by General Cinema or Credit Tenants.

                  "Bradlees Theater Space Issuance Date" means the thirtieth day (or, if such day is not a business day, the first business day following such thirtieth day) following the Bradlees Theater Space Closing Date.

                  "Bradlees Theater Space Value" means an amount (not less than zero) equal to: (i) the Applicable Ownership Percentage of the product of (x) 10 and (y) the Adjusted Cash Flow with respect to the lease relating to the Bradlees Theater Space, calculated as of the Bradlees Theater Space Closing Date, minus (ii) the portion of Bradlees Attributable Debt that was not used to reduce Bradlees Retail G-2 Space Value.

                  "Carved Out Receivables" means the rent receivables or other accounts receivable as of the Closing under the Fuddrucker's and Staples Leases, in the amounts of $98,904 and $25,350, respectively.

                  "Carved Out Receivables Value" means the net realizable value (not less than zero) of the Carved Out Receivables in accordance with GAAP and not including rental income recognized in excess of payments currently due and notes receivable from the tenants under the Fuddrucker's and Staples Leases. The determination of Carved Out Receivables Value shall be made as promptly as practicable after the Closing by the Partnership's independent CPA.

                  "Completion Date" means the first date on which at least 80% of the Shopping Center is Occupied by Credit Tenants.

                  "Component I of Property Value" means an amount equal to the product of (x) 10 and (y) the Adjusted Cash Flow as of the Closing Date with respect to all space within the Shopping Center that is Occupied as of such date by Credit Tenants (other than space leased pursuant to Purchase Leases).

                  "Component II of Property Value" means an amount equal to the product of (x) 10 and (y) the Adjusted Cash Flow as of the date of calculation with respect to all space within the Shopping Center (other than space leased pursuant to Purchase Leases) that is leased as of such date to Credit Tenants pursuant to fully executed leases that are in effect but that are not then Occupied and therefore the leases are not included within the calculation of Component I of Property Value, such calculation of Adjusted Cash Flow to be made as if all such space within the Shopping Center were completely fit out and built as of the date of calculation in accordance with the Project Partnerships' budget for the Shopping Center.

                  "Component III of Property Value" means an amount equal to the net present value (applying a discount rate of 10% per annum) as of the date of calculation of the Spread Payments for all annual periods under each fully executed Purchase Lease with a Credit Tenant that is in effect as of such date (based upon an assumption that each purchase option will be exercised in the first year that such purchase option is exercisable).

                  "Component IV of Property Value" means an amount equal to the net present value (applying a discount rate of 10% per annum) of all amounts, if any, payable by Credit Tenants (other than Credit Tenants with Purchase Leases) to RAII, L.P. under fully executed Shopping Center leases in effect as of the date of calculation other than amounts constituting Rental Income or Reimbursements.

                  "Component V of Property Value" means an amount equal to the Appraised Value as of the date of calculation of all space within the Shopping Center and Developable Land (which shall, for purposes of this definition, include the Three Acre Parcel) that is not leased to Credit Tenants as of such date, whether built or unbuilt.

                  "Credit Tenant" means a commercial tenant leasing space within the Shopping Center whose credit worthiness and lease terms are consistent with good industry leasing standards and are at least as favorable to the landlord as the tenants (and lease terms applicable thereto) that occupy as of the date of this Agreement The Court at Oxford Valley and Northeast Tower Center.

                  "Deemed Closing Value" means an amount (not less than zero) equal to: (i) the Applicable Ownership Percentage of the sum of (x) Component I of Property Value; (y) Component III of Property Value (but computed by excluding the Home Depot parcel and taking into account solely those Purchase Leases of space Occupied as of the Closing Date); and (z) Component IV of Property Value (but computed by taking into account solely leases of space Occupied by Credit Tenants as of the Closing), each such component being calculated as of the Closing Date, minus (ii) the Attributable Debt, plus (iii) the Applicable Ownership Percentage of all cash of RAII, L.P. as of Closing; plus (iv) the Applicable Ownership Percentage of all rent receivables or other accounts receivable as of the Closing (except for the Carved Out Receivables) from tenants of RAII, L.P. relating to periods prior to Closing (such rent and other account receivables being valued at their net realizable value in accordance with GAAP and not including rental income recognized in excess of payments currently due and notes receivable from tenants with respect to improvement costs), and plus (v) the Applicable Ownership Percentage of all prepaid expenses of RAII, L.P. as of the Closing.

                  "Excepted Space" means the following portions of the Shopping
Center: (i) the 5,150 square foot parcel designated as Retail G-1 on the plan layout attached hereto as Exhibit "A", (ii) the 4,800 square foot space designated as Retail F on the plan layout attached hereto as Exhibit "A", (iii) the Powerhouse Space, and (iv) the R&F Space, if the closing of the sale of such space does not occur under an agreement of sale by December 31, 1999.

                  "Excepted Space Closing Date" means the earlier to occur of
(i) December 31, 1999, or (ii) the first date on which all of the Excepted Space has become Occupied by Credit Tenants.

                  "Excepted Space Issuance Date" means the thirtieth day (or, if such day is not a business day, the first business day following such thirtieth day) following the Excepted Space Closing Date.

                  "Excepted Space Value" means an amount (not less than zero) equal to: (i) the Applicable Ownership Percentage of the product of (x) 10 and
(y) the Adjusted Cash Flow with respect to the leases with Credit Tenants relating to the Excepted Space, calculated as of the earlier of the first date on which lease payments are to commence or the date of Occupancy, minus (ii) the portion of Attributable Debt, if any, that has not been used to reduce Deemed Closing Value or Non-Credit Tenant Value and the portion of the aggregate value of Damages arising from breaches described in Section 8.1 that were not used to reduce Deemed Closing Value or Non-Credit Tenant Value; provided, however, that in the event that any leases relating to the Excepted Space have not become Occupied by Credit Tenants between the Closing Date and the Excepted Space Closing Date, such leases shall be excluded from the calculation of Excepted Space Value, and the parties shall instead cause the Appraised Value of such space to be calculated (other than any portion of the Powerhouse Space that is not Occupied by Credit Tenants between the Closing Date and the Excepted Space Closing Date, to which no value shall be attributed).

                  "Home Depot Closing Date" means the first business day of the month after the month in which RA, L.P. or the Partnership receives the consent of MetLife, the mortgagee of the Home Depot parcel, concerning the transfer of partnership interests in RA, L.P. as contemplated under the Contribution Agreement, the cancellation and release of all guarantees given by any of the Contributors (or principals thereof), and the cancellation and release of all letters of credit, pledges of partnership interests and other collateral security, such that none of the Contributors shall have any further liability or obligation to MetLife, and none of the partnership interests of the Contributors shall be encumbered in connection with the mortgage debt held by MetLife (the "MetLife Consent").

                  "MetLife Consent" shall have the meaning provided in the definition of Home Depot Closing Date.

                  "Non-Credit Tenant Value" means (A) with respect to calculations made prior to the Excepted Space Closing Date, an amount (not less than zero) equal to: (i) the Applicable Ownership Percentage of Component V of Property Value, calculated as of the Closing Date, minus (ii) the portion of Attributable Debt, if any, that was not used to reduce Deemed Closing Value, or Excepted Space Value and the portion of the aggregate value of Damages arising from breaches described in Section 8.1 that were not used to reduce Deemed Closing Value or Excepted Space Value, and (B) with respect to calculations made after the Excepted Space Closing Date, an amount (not less than zero) equal to:
(i) the Applicable Ownership Percentage of Component V of Property Value, calculated as of the Excepted Space Closing Date, minus (ii) the portion of Attributable Debt, if any, that was not used to reduce Deemed Closing Value, Excepted Space Value or Non-Credit Tenant Value (as calculated under subsection (A) of this definition) and the portion of the aggregate value of Damages arising from breaches described in Section 8.1 that were not used to reduce Deemed Closing Value, Excepted Space Value or Non-Credit Tenant Value (as calculated under subsection (A) of this definition).

                  "Occupied" means that space within the Shopping Center is occupied by a commercial tenant that is open to the public for business in such space and such occupancy is pursuant to a fully executed lease with either of the Project Partnerships that is in effect.

                  "Operating Expenses" means all state, county or local taxes or other operating expenses (including, without limitation, all state and local income taxes imposed on PREIT, the Partnership or either of the Project Partnerships in respect of payments made by tenants under Shopping Center leases).

                  "Per Unit Amount" means $23.40 adjusted so as to reflect any PREIT Recapitalization (as defined in the TRO Contribution Agreement) occurring after the date hereof and prior to Closing.

                  "Powerhouse Space" means the 25,000 +/- square foot space designated as the "Existing Power Plant" powerhouse on the plan layout attached hereto as Exhibit "A".

                  "Purchase Lease" means a fully executed lease of space within the Shopping Center between a Credit Tenant and the Project Partnership that is in effect and that provides for a bargain, triple net lease under which the tenant has the right to purchase the leased premises.

                  "R&F Closing Date" means the closing date on which the R&F Space is sold by RAII, L.P. or the Partnership under an agreement of sale.

                  "R&F Issuance Date" means the thirtieth day (or, if such day is not a business day, the first business day following such thirtieth day) following the R&F Closing Date.

                  "R&F Net Proceeds" means an amount equal to (i) the gross proceeds to RAII, L.P. or the Partnership from the sale of the R&F Space on the R&F Closing Date minus (ii) the Real Estate Closing Costs.

                  "R&F Space" means the 38,000 +/- square foot space proposed to be sold to Raymour & Flannigan and designated as Parcel 4 on the plan layout attached hereto as Exhibit "A".

                  "Real Estate Closing Costs" means the customary closing costs incurred by the seller of commercial real estate in Philadelphia County, Pennsylvania, including reasonable counsel fees and costs incurred in the sale of the R&F space.

                  "Reimbursements" means all payments to either of the Project Partnerships by tenants pursuant to Shopping Center leases that reimburse either of the Project Partnerships for Operating Expenses associated with a lease or leased premises.

                  "Rental Income" means all rent payable by a Credit Tenant to either of the Project Partnerships (excluding Reimbursements), plus all other amounts other than Reimbursements (collectively, "Additional Payments") that are originally payable by a Credit Tenant under a lease of space within the Shopping Center ratably over at least a ten year period.

                  "Spread Payment" for an annual period means the aggregate amount of payments to be made by a Credit Tenant under a Purchase Lease during such annual period (including, without limitation, in the year in which the purchase option is first exercisable, all amounts payable upon exercise of the purchase option under the lease) less the sum of (x) the portion of such payments that are required to service debt (including all principal amortization and interest payments) secured by or related to such lease or the leased premises and (y) the portion of such payments that constitute Reimbursements.

                  "Three Acre Parcel" means the vacant three acre parcel situated behind the Shopping Center at the rear of the boundary of the real estate owned by the Project Partnerships.


           2.     Description of the Interests.

                  The Interests consist of the following:

                  (a) RBC, Inc., is the owner of a 1% general partner interest in RA, L.P. and RAII, L.P., constituting 100% of the outstanding general partnership interest in RA, L.P. and RAII, L.P. and entitled to the rights and subject to the obligations described in the Project Partnership Agreements.

                  (b) The following is a schedule of the percentage interests (constituting all of the outstanding limited partner interests in each of RA, L.P. and RAII, L.P.) of the limited partners in each of the Project Partnerships. Each such limited partner interest is entitled to the rights and subject to the obligations described in the applicable Project Partnership
Agreement:

                    Ronald Rubin                  42%
                    George Rubin                  16%
                    Gerald Broker                 12.5%
                    Leonard B. Shore              10%
                    Joseph Coradino                6%
                    Lewis M. Stone                 5%
                    Pat Berns                      3%
                    Edward Glickman                2.5%
                    Douglas Grayson                1%
                    Judith Garfinkel               1%

                  (c) At the Closing, Ronald Rubin shall retain a 7.96% limited partner interest and George Rubin shall retain a 3.04% limited partner interest in RAII, L.P. At the Home Depot Closing, Ronald Rubin shall retain a 7.96% limited partner interest and George Rubin shall retain a 3.04% limited partner interest in RA, L.P. (such retained interests, collectively, the "Retained Interests").

                  (d) The Class A Units to be issued hereunder at the Closing shall be allocated among the Contributors in accordance with the following percentages:

                    RBC, Inc.                      1.12%
                    Ronald Rubin                  38.25%
                    George Rubin                  14.56%
                    Gerald Broker                 14.05%
                    Leonard B. Shore              11.24%
                    Joseph Coradino                6.74%
                    Lewis M. Stone                 5.62%
                    Pat Berns                      3.37%
                    Edward Glickman                2.81%
                    Douglas Grayson                1.12%
                    Judith Garfinkel               1.12%

                  (e) The Class A Units to be issued hereunder at the Second Closing shall be allocated among the Rubins in accordance with the following percentages:

                    Ronald Rubin                  72.18%
                    George Rubin                  27.82%

         3. Closing Date. The Closing shall take place concurrently with the closing under the Agreement of Sale for the Bradlees Property but not later than December 30, 1998 (the "Closing Date") at the offices of PREIT-Rubin, Inc., The Bellevue, 200 South Broad Street, Philadelphia 19102, commencing at 10:00 a.m., local time, or at such other time or place as may be agreed to by the Partnership and RBC, Inc.

         4.        Consideration.

                  (a) Subject to the terms and conditions of this Agreement, at the Closing, the Partnership shall issue to the Contributors that number of Class A Units equal to 89% of the quotient of the Deemed Closing Value divided by the Per Unit Amount.

                  (b) Following the final determination of Appraised Value and in the case of the Three Acre Parcel, its Fair Value, on the date that is the earliest to occur of (i) the Home Depot Closing Date, (ii) the R&F Issuance Date or (iii) the Excepted Space Issuance Date, the Partnership shall issue to the Contributors that number of Class A Units equal to 89% of the quotient of Non-Credit Tenant Value divided by the Per Unit Amount (such Per Unit Amount being adjusted to reflect any PREIT Recapitalization occurring after the Closing Date and prior to such issuance).

                  (c) On the Home Depot Closing Date, the Partnership shall issue to the Contributors that number of Class A Units equal to 89% of the quotient of the amount which corresponds to the Home Depot Closing Date as set forth on the chart attached hereto as Exhibit "B" divided by the Per Unit Amount (such Per Unit Amount being adjusted to reflect any PREIT Recapitalization occurring after the Closing Date and prior to such issuance). The parties shall cooperate with each other to diligently pursue, and to obtain, the MetLife Consent as soon as is practicable. Notwithstanding anything to the contrary contained herein, the Contributors shall retain, and there shall be no further adjustment for or valuation of, the Spread Payments under the Home Depot Lease prior to the Home Depot Closing Date.

                  (d) On the R&F Issuance Date, the Partnership shall issue to the Contributors that number of Class A Units equal to 89% of the quotient of the R&F Net Proceeds divided by the Per Unit Amount (such Per Unit Amount being adjusted to reflect any PREIT Recapitalization occurring after the Closing Date and prior to such issuance).

                  (e) On the Excepted Space Issuance Date, the Partnership shall issue to the Contributors that number of Class A Units equal to 89% of the quotient of the Excepted Space Value divided by the Per Unit Amount (such Per Unit Amount being adjusted to reflect any PREIT Recapitalization occurring after the Closing Date and prior to such issuance).

                  (f) On the later of (i) five business days following the final determination of Appraised Value pursuant to the proviso to the definition of Excepted Space Value, or (ii) the Excepted Space Issuance Date, the Partnership shall issue to the Contributors that number of Class A Units equal to 89% of the quotient of Non-Credit Tenant Value for unleased portions of the Excepted Space divided by the Per Unit Amount (such Per Unit Amount being adjusted to reflect any PREIT Recapitalization occurring after the Closing Date and prior to such issuance).

                  (g) If, and only if, the Bradlees Retail G-2 Space is leased and Occupied on December 31, 1999, then on the Bradlees Retail G-2 Space Issuance Date, the Partnership shall issue to the Contributors that number of Class A Units equal to the quotient of (i) the Retail G-2 Space Value (if the Bradlees Retail G-2 Space has become Occupied by Credit Tenants between the Closing Date and the Bradlees Retail G-2 Space Closing Date), or (ii) the Non-Credit Value (if the Bradlees Retail G-2 Space has become Occupied by an acceptable non-Credit Tenant between the Closing Date and the Bradlees Retail G-2 Space Closing Date), divided by the Per Unit Amount (such Per Unit Amount being adjusted to reflect any PREIT Recapitalization occurring after the Closing Date and prior to such issuance).

                  (h) If, and only if, the Bradlees Theater Space is leased as of December 31, 1999, then on the Bradlees Theater Space Issuance Date, the Partnership shall issue to the Contributors that number of Class A Units equal to the quotient of Bradlees Theater Space Value divided by the Per Unit Amount (such Per Unit Amount being adjusted to reflect any PREIT Recapitalization occurring after the Closing Date and prior to such issuance).

                  (i) All Class A Units issuable by the Partnership hereunder pursuant to subparagraphs (a) through (f) above shall be allocated in accordance with Section 2(d) of this

Schedule A. All Class A Units issuable by the Partnership hereunder pursuant to subparagraphs (g) and (h) above shall be allocated in accordance with the Contributors' respective percentage interests listed in Section 2(b) of this Schedule A.

                  (j) On the date of the Second Closing, the Partnership shall issue to the Rubins that number of Class A Units equal to 11% of a quotient whose numerator equals the sum of the Deemed Closing Value, the Non-Credit Tenant Value, the R&F Net Proceeds and the Excepted Space Value, and whose denominator equals the Per Unit Amount (such Per Unit Amount being adjusted as appropriate to reflect any PREIT Recapitalization occurring after the Closing Date and prior to the date of the Second Closing).

                  (k) Notwithstanding anything contained in this Schedule A to the contrary, the following provisions shall apply with respect to the Carved Out Receivables:

                           (i) If and to the extent there is determined to exist
Carved Out Receivables Value, then on the date that is the earliest to occur of
(1) the Home Depot Closing Date, (2) the R&F Issuance Date or (3) the Excepted Space Issuance Date, the Partnership shall issue to the Contributors that number of Class A Units equal to 89% of the quotient of Carved Out Receivables Value divided by the Per Unit Amount (such Per Unit Amount being adjusted to reflect any PREIT Recapitalization occurring after the Closing Date and prior to such issuance).

                           (ii) If it is determined that there exists no Carved
Out Receivables Value, but if and to the extent the Carved Out Receivables are recovered at any time after the Closing but prior to the Excepted Space Issuance Date (the "Recovery Period"), then on the date that is the earliest to occur of
(1) the Home Depot Closing Date, (2) the R&F Issuance Date or (3) the Excepted Space Issuance Date, the Partnership shall issue to the Contributors that number of Class A Units equal to 89% of the quotient of Carved Out Receivables Value divided by the Per Unit Amount (such Per Unit Amount being adjusted to reflect any PREIT Recapitalization occurring after the Closing Date and prior to such issuance).

                           (iii) With respect to the Fuddrucker's Carved out
Receivable only: (1) if there exists no Carved Out Receivables Value therefor;
(2) if no recovery of such receivable in whole or in part occurs during the Recovery Period; (3) during the Recovery Period, the Fuddrucker's space is Occupied pursuant to a new lease for such space; and (4) the annual cash flow derived from such new lease exceeds $100,000, ("Fuddrucker's Cash Flow Excess") then the following shall apply:

                           (x) The Fuddrucker's Cash Flow Excess shall be proportionately divided pari passu between the Contributors and the Partnership, based on the proportion that the amount of the Fuddrucker's receivable ($98,904) and the amount of the Partnership's credit for vacancy, receivables and reserve, respectively, bears to the sum of those amounts.

                           (y) The Partnership shall issue to the Contributors, at calendar quarter intervals, that number of Class A Units equal to 89% (if issued prior to the Second Closing) and 100% (if issued after the Second Closing), of the quotient of the Contributors' proportion of the Fuddrucker's Cash Flow Excess divided by the Per Unit Amount (such Per Unit Amount being adjusted to reflect any PREIT Recapitalization occurring after the Closing Date and prior to such issuance) until the Fuddrucker's receivable is reduced to zero.

                  (l) In the event Bradlees Retail G-2 Space and the Retail G-1 Space are leased by December 31, 1999 but are not Occupied due to delays resulting from construction of improvements on the Bradlees' Theater Space, then the Bradlees Retail G-2 Space Closing Date shall be postponed until the Bradlees Retail G-2 Space and the Bradlees Retail G-1 Space are Occupied, but in no event later than June 30, 2000.

         5. Contributions of the Contributors and Certain Actions at the Closing and the Home Depot Closing.

                      (a) At the Closing, in addition to the other actions contemplated elsewhere in this Agreement:

                      (i) RBC, Inc. shall contribute, assign, sell, transfer and set over to the Partnership or its wholly owned affiliate all of RBC, Inc.'s right, title and interest in and to its 1% general partner interest in RAII, L.P., free and clear of all Encumbrances, and shall withdraw as a general partner effective as of the Closing.

                      (ii) The Limited Partners shall contribute, assign, sell, transfer and set over to the Partnership or its wholly owned affiliate all of their respective right, title and interest in and to their respective limited partner interests as set forth above in RAII, L.P. with the exception of the Retained Interests, free and clear of all Encumbrances.

                      (iii) The Partnership or its wholly owned affiliate shall assume the obligations arising after the Closing under the RAII, L.P. Limited Partnership Agreement other than liabilities or obligations from a breach of or default under such Agreement prior to the Closing attributable to the portion of the interests assigned to it at the Closing as aforesaid, and the Contributors shall cause the Partnership or its nominee to be admitted to RAII, L.P. as a general and limited partner effective as of the Closing.

                      (b) At the Home Depot Closing, in addition to the other actions contemplated elsewhere in this Agreement:

                      (i) RBC, Inc. shall contribute, assign, sell, transfer and set over to the Partnership or its wholly owned affiliate all of RBC, Inc.'s right, title and interest in and to its 1% general partner interest in RA, L.P., free and clear of all Encumbrances, and shall withdraw as a general partner effective as of the Home Depot Closing.

                      (ii) The Limited Partners shall contribute, assign, sell, transfer and set over to the Partnership or its wholly owned affiliate all of their respective right, title and interest in and to their respective limited partner interests as set forth above in RA, L.P. with the exception of the Retained Interests, free and clear of all Encumbrances.

                      (iii) The Partnership or its wholly owned affiliate shall assume the obligations arising after the Home Depot Closing under the RA, L.P. Limited Partnership Agreement other than liabilities or obligations from a breach of or default under such Agreement prior to the Home Depot Closing attributable to the portion of the interests assigned to it at the Home Depot Closing as aforesaid, and the Contributors shall cause the Partnership or its nominee to be admitted to RA, L.P. as a general and limited partner effective as of the Home Depot Closing.